Exhibit 99.1
Humacyte Expands Board of Directors and Leadership Team with New Appointments
Lt. General Bruce Green, M.D., USAF-ret. Joins Board of Directors
Cindy Cao, Ph.D. Appointed as Chief Regulatory Officer
DURHAM, N.C., -- Sept. 20, 2022 -- Humacyte, Inc. (Nasdaq: HUMA), a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissues, today announced the appointments of two distinguished healthcare professionals to the Company’s Board of Directors and leadership team. Lt. General Bruce Green, M.D., USAF-ret., former Surgeon General of the U.S. Air Force, joins as a member of the Board of Directors. In addition, pharma industry veteran Yang (Cindy) Cao, Ph.D. joins as the Company’s Chief Regulatory Officer. Current Chief Regulatory Officer, Bill Tente, will remain with Humacyte as an Executive Advisor, partnering on key regulatory initiatives for the organization with Dr. Cao and team.
“Bruce and Cindy are each accomplished medical and industry professionals with significant and complementary experience in public health, drug, and biotechnology development, as well as deep relationships with the governing authorities in their respective fields,” said Laura Niklason, M.D., Ph.D., Chief Executive Officer of Humacyte. “We are delighted to welcome them to the Humacyte leadership team, and look forward to their guidance as we advance our Human Acellular VesselsTM (HAV™) toward regulatory approval.”
General Green said, “With its off-the-shelf availability and resistance to infection, Humacyte’s HAV technology has enormous potential to aid in the care of vascular trauma, particularly in combat and natural disaster scenarios. This potential is evidenced by the recent case studies from Humacyte’s humanitarian relief effort where war victims have been treated at multiple front-line Ukrainian hospitals. I am honored to join the Humacyte Board and look forward to working with the leadership team to help bring this important advancement to market.”
Dr. Cao said, “Humacyte’s platform for implantable bioengineered human tissues could potentially lead to first in class regenerative medicine, with compelling applications in vascular trauma repair, arteriovenous access for hemodialysis and peripheral arterial disease. I am very excited to join the talented Humacyte team, and eager to begin working toward regulatory interactions and market authorization submissions of this critical product candidate to benefit the patients in need.”
Lt. General Green was commissioned through the Health Professions Scholarship Program and entered active duty in 1978 after earning his Doctorate of Medicine at the Medical College of Wisconsin in Milwaukee. He completed residency training in family practice at Eglin Regional Hospital, Eglin AFB, Fla., in 1981, and in aerospace medicine at Brooks AFB, Texas, in 1989. He is board certified in aerospace medicine. An expert in disaster relief operations, General Green planned and led humanitarian relief efforts in the Philippines after the Baguio earthquake in 1990 and in support of Operation Fiery Vigil following the 1991 eruption of Mount Pinatubo. General Green has served as commander of three hospitals and the Wilford Hall Medical Center. As command surgeon for three major commands, he planned joint medical response for operations Desert Thunder and Desert Fox, and oversaw aeromedical evacuation for operations Enduring Freedom and Iraqi Freedom. General Green served as Assistant Surgeon General for Health Care Operations and Deputy Surgeon General, and was appointed Air Force Surgeon General in 2009. General Green earned a B.S. in chemistry at the University of Wisconsin-Parkside and an M.D. at the Medical College of Wisconsin. General Green is also a graduate of the Air Command and Staff College, and earned a master’s degree in public health from Harvard University.
Dr. Cao brings over twenty years of drug discovery and development experience in pharmaceutical and biotech companies, including Bristol-Myer Squibb, Novartis, Novo Nordisk and Sanofi. Prior to joining Humacyte, Dr. Cao served as Senior Vice President and Head of Regulatory Affairs and Quality Assurance at Ascentage Pharma. Dr. Cao has also served in global and US executive leadership roles in Regulatory Affairs at pharmaceutical and biotech companies, and has functioned as an Executive Leadership Team member in multiple previous positions. Dr. Cao has extensive expertise in global and US regulatory strategy and policy on biologics, small molecules, and devices, and has provided guidance to development teams in various therapeutic areas including oncology, immunology, metabolic disorders, hematology and cardiovascular diseases. Before her industry roles, Dr. Cao was an Assistant Professor at the Huntsman Cancer Institute,

conducting basic research in oncology and inflammation. Dr. Cao holds a B.S. in genetics from Fudan University in Shanghai China, a Ph. D. in biomedical sciences from University of New Mexico, and completed an NIH-sponsored post-doctoral fellowship at the University of Utah.
About HAV
Human Acellular Vessels (HAV) are investigational engineered off-the-shelf replacement vessels initially being developed for vascular repair, reconstruction and replacement. HAV is intended to overcome long-standing limitations in vessel tissue repair and replacement – it can be manufactured at commercial scale, it eliminates the need for harvesting a vessel from a patient, and clinical evidence suggests that it is non-immunogenic, infection-resistant, and can become durable living tissue. The HAV is currently being evaluated in two Phase 3 trials in arteriovenous access and a Phase 2/3 trial for vascular trauma, and has been used in nearly 500 patient implantations. Humacyte’s 6mm HAV for AV access for performing hemodialysis was the first product to receive Regenerative Medicine Advanced Therapy (RMAT) designation from the U.S. Food and Drug Administration (FDA), and has also received FDA Fast Track designation. The HAV has received priority designation for the treatment of vascular trauma by the U.S. Secretary of Defense.
About Humacyte
Humacyte, Inc. (Nasdaq: HUMA) is developing a disruptive biotechnology platform to deliver universally implantable bioengineered human tissues and complex tissue and organ systems designed to improve the lives of patients and transform the practice of medicine. The Company develops and manufactures acellular tissues to treat a wide range of diseases, injuries and chronic conditions. Humacyte’s initial opportunity, a portfolio of human acellular vessels (HAVs), is currently in late-stage clinical trials targeting multiple vascular applications, including vascular trauma repair, arteriovenous access for hemodialysis, and peripheral arterial disease. Preclinical development is also underway in coronary artery bypass grafts, pediatric heart surgery, treatment of type 1 diabetes, and multiple novel cell and tissue applications. Humacyte’s 6mm HAV for arteriovenous (AV) access for performing hemodialysis was the first product candidate to receive the FDA’s Regenerative Medicine Advanced Therapy (RMAT) designation, and has also received FDA Fast Track designation. The HAV received priority designation for the treatment of vascular trauma by the U.S. Secretary of Defense. For more information, visit www.Humacyte.com.
Humacyte Investor Contact:
Joyce Allaire
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investors@humacyte.com
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LifeSci Communications LLC
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emiller@lifescicomms.com